Exhibit 99.1

For Release: IMMEDIATELY

Contact:	Patrick M. Ryan, President and CEO
(609) 631-6177 or
Stephen F. Carman, EVP/CFO
(609) 631-6222

For further information see Investor Relations on YNB’s website: www.ynb.com

YARDVILLE NATIONAL BANCORP ANNOUNCES
TWO NEW DIRECTORS

Hamilton, N.J.- November 1, 2004- Yardville National Bancorp (NASDAQ: YANB) has announced that two new directors have joined its board. CPAs Robert Workman and James E. Bartolomei were named on Wednesday, October 27.

“We are delighted to have Bob Workman and Jim Bartolomei join our board of directors,” said YNB Board Chairman Jay G. Destribats. “They have deep personal and professional roots in our community, and their commitment to YNB’s advancement has been proven through their support over the years,” he added.

Robert Workman has been a member of YNB’s Business Development Board for more than eleven years. He is founder and senior partner of Workman & Skertic CPAs, a full service accounting firm based in Hamilton Township. Mr. Workman is a graduate of Drexel University, and a member of both the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

James Bartolomei has also served on YNB’s Business Development Board. He is founder and managing partner of Bartolomei Pucciarelli, LLC, a CPA firm practicing in the central New Jersey area. He is a graduate of Rider University, where he majored in both Accounting and Computer Science. Prior to establishing his own firm in 1986, Mr. Bartolomei was an EDP Auditor with the accounting firm of Coopers and Lybrand, now Price Waterhouse Coopers. He then joined the Princeton-based firm of Withum, Smith and Brown, where he developed a Management Advisory Services Department to assist clients in the areas of developing business plans and building internal computing capabilities.

“These two men will further strengthen our corps of outside independent directors,” noted YNB CEO and President Patrick M. Ryan. “They have been appointed to serve on our audit committee, and both are expected to be designated as audit committee financial experts. We’re looking forward to Bob and Jim bringing their experience to bear on the decisions our board will consider as YNB continues its outstanding growth,” he said.

YNB recently announced plans to open as many as five new branches in the next year. At September 30, 2004, it posted a total of $2.76 billion in assets with 22 branches serving individuals and businesses in Mercer, Hunterdon, Burlington, Middlesex and Somerset counties in New Jersey and Bucks County in Pennsylvania. Located in the corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services with an emphasis on commercial real estate and commercial and industrial lending.

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